AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
hhgregg, Inc.
(formerly known as hhgregg Indiana, Inc.)
hhgregg Indiana, Inc., an Indiana corporation (the “Corporation”), and the survivor of a merger with hhgregg, Inc., a Delaware corporation, effected pursuant to an Agreement and Plan of Merger, dated as of August 31, 2015, desiring to amend and restate its Articles of Incorporation pursuant to the provisions of the Indiana Business Corporation Law, as amended (the “IBCL”) and to change its name, submits the following Amended and Restated Articles of Incorporation:
Article I
The name of the Corporation is hhgregg, Inc. The principal office address of the Corporation is 4151 East 96th Street, Indianapolis, Indiana 46240.
Article II
The address of the Corporation’s registered office in the State of Indiana is 251 East Ohio Street, Suite 500, Indianapolis, Indiana 46204. The registered agent in charge thereof is Corporation Service Company.
The registered agent named above has consented to its appointment as the Corporation’s registered agent.
Article III
The nature of the business and purposes to be conducted or promoted by the Corporation is to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the IBCL.
The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the IBCL, (b) all powers now or hereafter vested in corporations by common law or any other statute or act, and (c) all powers authorized by or vested in the Corporation by the provisions of these Articles of Incorporation or by the provisions of its By-Laws as from time to time in effect.
Article IV
The total number of shares of all classes of stock which the Corporation shall have authority to issue is 160,000,000 shares, consisting solely of:

•	150,000,000 shares of common stock, par value $.0001 per share (“Common Stock”); and

•	10,000,000 shares of preferred stock, par value $.0001 per share (“Preferred Stock”).
The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.
A. COMMON STOCK.
1.     General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock.
2.     Voting. The holders of Common Stock are entitled to one vote for each share upon all matters upon which shareholders have the right to vote. There shall be no cumulative voting for the election of directors.
3.     Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor determined in accordance with Chapter 23-1-28 of the IBCL if, as and when determined by the board of directors of the Corporation (the “Board of Directors”) and subject to any preferential dividend rights of any then outstanding shares of Preferred Stock.
4.     Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its shareholders, subject to the rights of creditors and any preferential rights of any then outstanding shares of Preferred Stock.
B. PREFERRED STOCK.
1. Except as required by the IBCL or by the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to subsection (2) of this Section B describing the terms of the Preferred Stock or a series thereof, the holders of Preferred Stock shall have no voting rights or powers. Shares of Preferred Stock shall, when validly issued by the Corporation, entitle the record holder thereof to vote as and on such matters, but only as and on such matters, as the holders thereof are entitled to vote under the IBCL or under the provisions of these Articles of Incorporation adopted by the Board of Directors pursuant to subsection (2) of this Section B describing the terms of the Preferred Stock or a series thereof (which provisions may provide for special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the IBCL) and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of the Board of Directors establish.
2. Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations, and relative voting and other rights as shall be set forth in these Articles of Incorporation. Subject to the requirements of the IBCL and subject to all other provisions of these Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred Stock and may determine the preferences, limitations, and relative voting and other rights of one or more series of Preferred Stock before the issuance of any shares of that series by the adoption of an amendment to these Articles of Incorporation that specifies the terms of the series of Preferred Stock. All shares of a series of Preferred Stock must have preferences, limitations, and relative voting and other rights identical with those of other shares of the same series and, if the description of the series set forth in these Articles of Incorporation so provides, no series of Preferred Stock need have preferences, limitations, or relative voting or other rights identical with those of any other series of Preferred Stock.
Before issuing any shares of a series of Preferred Stock, the Board of Directors shall adopt an amendment to these Articles of Incorporation, which shall be effective without any shareholder approval or other action, that sets forth the preferences, limitations, and relative voting and other rights of the series, and authority is hereby expressly vested in the Board of Directors, by such amendment:
(a) To fix the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;
(b) To fix the voting rights of such series, which may consist of special, conditional, limited, or unlimited voting rights, including multiple or fractional votes per share, or no right to vote (except to the extent required by the IBCL);
(c) To fix the dividend or distribution rights of such series and the manner of calculating the amount and time for payment of dividends or distributions, including, but not limited to:
(i) the dividend rate, if any, of such series;
(ii) any limitations, restrictions, or conditions on the payment of dividends or other distributions, including whether dividends or other distributions shall be noncumulative or cumulative or partially cumulative and, if so, from which date or dates;
(iii) the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series in relation to Common Stock and shares of any other series of Preferred Stock; and
(iv) the form of dividends or other distributions, which may be payable at the option of the Corporation, the shareholder, or another person (and in such case to prescribe the terms and conditions of exercising such option), or upon the occurrence of a designated event in cash, indebtedness, stock or other securities or other property, or in any combination thereof, and to make provisions, in the case of dividends or other distributions payable in stock or other securities, for adjustment of the dividend or distribution rate in such events as the Board of Directors shall determine;
(d) To fix the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed or converted, which may be
(i) at the option of the Corporation, the shareholder, or another person or upon the occurrence of a designated event;
(ii) for cash, indebtedness, securities, or other property or any combination thereof; and
(iii) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;
(e) To fix the amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation and the relative rights of priority, if any, of payment upon shares of such series in relation to Common Stock and shares of any other series of special shares; and to determine whether or not any such preferential rights upon dissolution need be considered in determining whether or not the Corporation may make dividends, repurchases, or other distributions;
(f) To determine whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application;
(g) To determine whether or not the issue of any additional shares of such series or of any other series in addition to such series shall be subject to restrictions in addition to restrictions, if any, on the issue of additional shares imposed in the provisions of these Articles of Incorporation fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Section B and, if subject to additional restrictions, the extent of such additional restrictions; and
(h) Generally to fix the other preferences or rights, and any qualifications, limitations, or restrictions of such preferences or rights, of such series to the full extent permitted by the IBCL; provided, however, that no such preferences, rights, qualifications, limitations, or restrictions shall be in conflict with these Articles of Incorporation or any amendment hereof.
3. Preferred Stock of any series that has been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, has been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Stock, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Stock in accordance with subsection (2) of this Section B.
Article V
A. A director’s responsibility to the Corporation shall be limited to discharging his or her duties as a director, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the director.
B. In discharging his or her duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:
1. One (1) or more officers or employees of the Corporation whom the director reasonably believes to be reliable and competent in the matters presented;
2. Legal counsel, public accountants, or other persons as to matters the director reasonably believes are within such person’s professional or expert competence; or
3. A committee of the Board of Directors of which the director is not a member if the director reasonably believes the Committee merits confidence;
but a director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted by this section unwarranted.
A director shall not be liable for any action taken as a director, or any failure to take any action, unless (a) the director has breached or failed to perform the duties of the director’s office in compliance with this section, and (b) the breach or failure to perform constitutes willful misconduct or recklessness.
If the IBCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended IBCL. No amendment to or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.
Article VI
A.To the extent not inconsistent with applicable law, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him in connection with or resulting from any Claim, (1) if such Eligible Person is Wholly Successful with respect to the Claim, or (2) if not Wholly Successful, then if such Eligible Person is determined, as provided in either subsection (F) or (G), to have acted in good faith, in what he reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (2) of this subsection (A). The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he was acting in conformity with the requirements of such Act or he reasonably believed his actions to be in the interests of the participants in or beneficiaries of the plan.
B.The term “Claim” as used in this Article VI shall include every pending, threatened, or completed claim, action, suit, or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative, or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:
1.    by reason of his being or having been an Eligible Person, or
2.    by reason of any action taken or not taken by him in his capacity as an Eligible Person, whether or not he continued in such capacity at the time such Liability or Expense shall have been incurred.
C. The term “Eligible Person” as used in this Article VI shall mean every person (and the estate, heirs, and personal representatives of such person) who is or was a Director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other organization or entity, whether for profit or not. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his duties to the Corporation also imposed duties on, or otherwise involved services by, him to the plan or to participants in or beneficiaries of the plan.
D. The terms “Liability” and “Expense” as used in this Article VI shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines, or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of an Eligible Person.
E. The term “Wholly Successful” as used in this Article VI shall mean (1) termination of any claim against the Eligible Person in question without any finding of liability or guilt against him, (2) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (3) the expiration of a reasonable period of time after the making or threatened making of any Claim without the institution of the same, without any payment or promise made to induce a settlement.
F. Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (1) if special independent legal counsel, which may be regular counsel of the Corporation, or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the “Referee”), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in subsection (A)(2) of this Article VI, and (2) if the Board of Directors, acting upon such written finding, so determines. The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person’s Expenses. The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which the Eligible Person relies for indemnification. The Corporation shall, at the request of the Referee, make available facts, opinions, or other evidence in any way relevant to the Referee’s findings that are within the possession or control of the Corporation.
G. If an Eligible Person claiming indemnification pursuant to subsection (F) of this Article VI is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under subsection (F) of this Article VI within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under subsection (F) of this Article VI within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in subsection (A)(2) of this Article VI. If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person’s Expenses.
H. The rights of indemnification provided in this Article VI shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Article VI, the Board of Directors may, at any time and from time to time, (1) approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (2) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.
I. Expenses incurred by an Eligible Person with respect to any Claim may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount unless he is determined to be entitled to indemnification.
J. The provisions of this Article VI shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person’s rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment, or modification of Article VI that occurs subsequent to such person becoming an Eligible Person.
K. The provisions of this Article VI shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.
Article VII
In determining whether to take or refrain from taking any action with respect to any matter, including making or declining to make any recommendation to shareholders of the Corporation, the Board of Directors may, in its discretion, consider both the short term and long term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account, and weighing as the directors deem appropriate, the social and economic effects thereof on the Corporation’s present and future employees, suppliers and customers of the Corporation and its subsidiaries, the communities in which offices or other facilities of the Corporation are located, and any other factors the directors consider pertinent.
Article VIII
The number of directors constituting the full Board shall be as determined by the Board from time to time. Whenever the By-Laws provide that the number of directors shall be three (3) or more, the By-Laws may also provide for staggering the terms of the members of the Board by dividing the total number of directors into three (3) groups, with each group containing one-third (1/3) of the total, as near as may be, whose terms of office expire at different times.
Article IX
Any action required or permitted to be taken by the shareholders of the Corporation may be taken only at a duly called annual or special meeting of the shareholders or by the unanimous written consent of the shareholders. Special meetings of shareholders may be called only by the Chairman of the Board of Directors, a majority of the Board of Directors, the Chief Executive Officer or the holders of a majority of the outstanding common stock.
Article X
Except as may otherwise be provided by the IBCL, any director or the entire Board of Directors may be removed with or without cause only by the vote of the holders of a majority of the shares of the Corporation’s stock entitled to vote for the election of directors.
Article XI
The affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Corporation (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Preferred Stock) shall be required to amend or repeal the provisions of Articles IV (only to the extent it relates to the authority of the Board of Directors to issue shares of Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), V, VI, VII, VIII, IX and XI of these Articles of Incorporation or to reduce the numbers of authorized shares of Common Stock or Preferred Stock.
The Corporation reserves the right to amend, repeal or modify these Articles of Incorporation in any manner permitted by the IBCL.

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